SCHWAB CAPITAL TRUST

AMENDED AND RESTATED MULTIPLE CLASS PLAN

This document amends and restates the MULTIPLE CLASS PLAN (the “Plan”) of SCHWAB CAPITAL TRUST, a Massachusetts business trust (the “Trust”), first adopted on February 28, 1996 pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”) and later amended and restated effective February 28, 2007. The Plan is applicable to the Trust’s investment portfolio(s) identified on Schedule A hereto, as such Schedule may be amended from time to time (each a “Fund”, and collectively, the “Funds”). This amended and restated plan is effective as of December 8, 2011.

WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

WHEREAS, the Board of Trustees of the Trust (the “Board of Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable the Trust to provide appropriate services to shareholders of the Funds;

NOW, THEREFORE, the Trust designates the Plan as follows:

1. Designation of Classes. Each Fund on Schedule A may offer its units of beneficial interest (“Shares”) in any of the following three classes: Investor Shares, Select Shares and P Shares (each, a “Class”, and collectively, the “Classes”).

2. Eligible Purchasers: Investor Shares and Select Shares are available to individual and institutional investors as described in the Trust’s current registration statement on Form N-1A (the “Registration Statement”). P Shares are available to charitable giving funds and tax-advantaged retirement plans as described in the Trust’s Registration Statement.

3. Minimum Transaction Requirements. The minimum initial investment and minimum account balance requirements (if any) applicable to the P Shares, Select Shares and Investor Shares shall be as determined from time to time by Charles Schwab Investment Management, Inc. (“CSIM”) and set forth in the Trust’s Registration Statement. These minimums may be waived for certain investors and for trustees, officers and employees of Schwab.

4. Shareholder Services Specific to Each Class. Regular assistance through shareholder services (e.g. the placement of purchase and redemption orders and exchange requests for Fund Shares) shall be offered with respect to the Investor Shares, Select Shares and the P Shares. The costs and expenses attributable to servicing shareholders of each Class, as set forth on Schedule A hereto and in the Shareholder Service Agreement and schedules, dated July 1, 2009, between the Trust and Charles Schwab & Co., Inc., shall be based upon the actual services rendered to each Class.

5. Exchange Privilege and Conversion. Shares of each Class shall be exchangeable for shares of any fund of the Trust or of Schwab Investments or of The Charles Schwab Family of Funds, including all classes of shares of such funds, provided that the minimum investment and any other eligibility requirements of the fund or class of the fund for which the shares are exchanged are satisfied. Shares of each Class shall be convertible into each other, either at the option of the Fund or the Shareholders, provided, that the Shareholder satisfies the requirements to invest in the Class into which such Shares of a Class are to be converted.

In the event a Shareholder no longer meets the eligibility requirements for investment in a Class of Shares, a Fund may convert the shareholder into a Class of Shares for which such Shareholder does meet the eligibility requirements. Any such conversion will be preceded by written notice to the Shareholder, and will occur at the respective net asset values of the Classes without imposition of any sales load, fee or other charge.

If the Shareholder meets the eligibility requirements for more than one other Class of Shares, then such Shareholder’s shares will be converted into shares of the Class of Shares having the lowest total operating expenses for which such Shareholder meets the eligibility requirements.

If a Shareholder in any Class of shares no longer meets the eligibility requirements, a Fund may cash out the investor’s remaining account balance. Any such cash out will be preceded by written notice to the investor and will be subject to the Fund’s normal redemption fees, if any.

To the extent permitted by law and the extent permitted by the Trust’s Declaration of Trust, the Trust may combine the Classes of any Fund provided that such combination will occur at the respective net asset values of the Classes without imposition of any sales load, fee or other charge.

6. Allocation of Expenses. All of a Class’s expenses relating to its distribution and shareholder services arrangement (each arrangement for shareholder services or distribution, or both, shall be separate and different arrangement for each Class) shall be borne exclusively by such Class. At the Board of Trustees’ discretion, each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if the expenses are actually incurred in a different amount by that particular Class, or if that particular Class receives services of a different kind or to a different degree than the other Classes. All other expenses, including: (i) advisory or custodial fees or other expenses related to the management of the Fund’s assets, or (ii) costs of implementing this Plan, shall be allocated to each Class based on the relative net asset value of that Class in relation to the net asset value of the Fund. If, in the future, new classes are added to a Fund, any costs of implementing this Plan for the new classes shall be allocated to each of the classes of the Fund then in existence before the addition of the new class structure and shall not be charged to the new classes. Such allocation shall be based on the relative net asset value of the classes of the Fund then in existence before the addition of the new class structure in relation to the net asset value of the Fund.

7. Voting Rights. Each Share of a Class entitles the shareholder of record to one vote for each full share held and a fractional vote for each fractional share held. Each Fund will vote separately on matters relating solely to that Fund. Each Class of a Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that Class, and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. However, all Fund shareholders will have equal voting rights on matters that affect all Fund shareholders equally.

8. Distributions. The amount of dividends payable on each Class will be calculated pro rata on the basis of net asset value per share. Dividends declared will be paid as determined by the Trust’s Board of Trustees in its discretion. Capital gains will be distributed to each Class in accordance with Rule 18f-3.

9. Termination and Amendment. This Plan may be terminated or materially amended at any time by vote of a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as such term is defined by the 1940 Act. Any non-material amendment of this Plan may be made by CSIM.

10. Schwab Capital Trust and the Board of Trustees. The names “Schwab Capital Trust” and “Board of Trustees” refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of Schwab Capital Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

SCHWAB CAPITAL TRUST

By:	/s/ Marie Chandoha
Marie Chandoha
President and Chief Executive Officer

Dated as of December 8, 2011

SCHEDULE A TO THE

MULTIPLE CLASS PLAN OF

SCHWAB CAPITAL TRUST

Name of Fund and Class	Shareholder Service Fee (as a percentage of average daily net assets of the Fund Class)
Laudus International MarketMasters Fund - Investor Shares (formerly known as Schwab International MarketMasters Fund - Investor Shares)	0.25%

Laudus International MarketMasters Fund - Select Shares (formerly known as Schwab International MarketMasters Fund - Select Shares)	0.20%

Laudus Small-Cap MarketMasters Fund - Investor Shares (formerly known as Schwab Small-Cap MarketMasters Fund - Investor Shares)	0.25%

Laudus Small-Cap MarketMasters Fund - Select Shares (formerly known as Schwab Small-Cap MarketMasters Fund - Select Shares)	0.20%

SCHWAB CAPITAL TRUST

By:	/s/ Marie Chandoha
Marie Chandoha
President and Chief Executive Officer

Dated as of December 8, 2011